Exhibit: 4.15

Small Business Loan Agreement

This contract is entered into by and between the lender and the borrower on an equal and voluntary basis according to law. In order to safeguard the legitimate rights and interests of the borrower, the lender hereby requests the borrower to pay full attention to all the provisions concerning the rights and obligations of both parties, especially the contents in bold type.

Lender: Industrial and Commercial Bank of China - Tahe Branch

Legal representative: Miao Li

Contact person: Qingmei Fu

Address: No. 49, Jianshe Avenue, Tahe Town

Zip code: 165200

Telephone: [*]

Borrower: Greater Khingan Range Forasen Energy Technology Co., Ltd.

Legal representative: Fenghong Qu

Contact person: Jinwu Huang

Phone number: [*]

Address: No. 16, Industrial Park, Tahe Town, Tahe County

Zip code: 165299

Telephone: [*]

[The borrower must fill in information that is accurate and complete, in order for the timely delivery of the subsequent relevant notice and legal document.]

The lender and the borrower hereby make this agreement regarding the lending from the lender to the borrower after negotiation on and equal basis and consensus.

Part One: Basic Clauses

Article 1 Purpose of Loan

The loan shall be used for the following purposes. The borrower shall not use the loan for any other purpose without the written consent of the lender, and the lender shall have the right to supervise the purpose of the money.

Purpose of borrowing: Operation Activities and Raw Material Purchase.

Article 2 Amount and Term

2.1The amount of the loan shall be RMB5 million.

2.2The term of the loan shall be 12 months from next withdrawal date.

2.3The withdraw date for each withdrawal transaction shall be the date on which the money is transferred into the loan account. The due date shall be the repayment date stipulated by the loan receipt. In case of installment repayment, the due date shall be stipulated by this agreement or determined by the repayment execution plan made by the lender and the borrower. No due date of any withdrawal transaction shall exceed the term of the loan stipulated by this agreement.

Article 3 Interest rates, Interest and Expenses

3.1Determination of Interest Rate

The interest rate shall be determined in the following manner:

The interest rate is determined by the benchmark interest rate plus the floating range, of which the benchmark interest rate is the one-year loan prime rate (LPR) published by the National Interbank Lending Center on the prior business day of the withdrawal date, and the floating range is up 5%. If the National Interbank Lending Center does not publish the corresponding LPR on the prior business day of the withdrawal date, the interest rate shall be that on prior two business days and so on. The interest rate after each withdrawal transaction shall be adjusted in the ways specified in (A) below:

A. Each phase should be 12 months, and the interest rate should be adjusted and calculated at each individual phase. The interest rate determination date of the second and subsequent phases shall be the corresponding date on which the phase of each withdrawal transaction expires. The lender shall adjust the interest rate according to the LPR published by the National Interbank Lending Center on the prior business day and the floating rate.

B. No adjustment during the whole term.

3.2Foreign Exchange Borrowing Rate

3.3.The interest rate shall be calculated daily and settled monthly from the date of withdrawal. When the loan is due, the interest should be paid off with the principal. The daily interest rate = the annual interest rate /360.

3.4The overdue penalty interest rate under this contract shall be determined by adding 50.000000 % to the original loan interest rate, and the penalty interest rate for embezzlement shall be determined by adding 100.000000 % to the original loan interest rate.

Article 4 Withdrawal

4.1The lender requests the following withdrawal method specified in (1) below:

(1) The borrower shall make one lump-sum withdrawal before December 30, 2021.

4.2The lender may entitled to cancel part or all of the borrower's undrawn borrowing, if the borrower fails to withdraw money as agreed.

Article 5 Repayment

5.1The borrower shall repay the loan in the ways specified in (1) below:

(1)	Both principle and interest are due as a one lump-sum payment upon loan maturity date.

(2)	Other:________

Article 6 Guarantee

The_______/_________ has provided maximum guarantee for the underlying loan, and the information of the corresponding guarantee contract is as follows: The Contact No: ________/_________

Article 7 Financial Commitment

The borrower shall maintain following financial commitment:

________/_________

Article 8 Dispute Resolution

Disputes under this contract will be resolved through litigation in the court where the lender is located.

Article 9 Other

9.1This contract is in quadruplicate, where the borrower, the lender, Heilongjiang Province Xinzheng Investment & Guarantee Group Co., Ltd., and Tahe Market Supervision Administration each holds one copy and all have the same legal effect.

9.2The following attachments are agreed by both parties as inseparable part of this agreement, which have the same legal effect as this agreement:

Attachment 1: Withdrawal Notice (Format)

Attachment 2: Payment Entrustment Agreement

9.3Please contact at 95588 or the lender’s business office for relevant matters or complaints.

Article 10 Other Matters Agreed by Both Party

The shareholder, legal person and spouse of the additional borrower shall bear joint guarantee responsibility, implement legal and effective guarantee procedures, and sign a guarantee contract.

Part Two: Specific Clauses

Article 1 Interest rate and Interest

1.1When borrowing in currency, LIBOR shall be the interbank offered rate of the currency borrowed under the this agreement as shown on the REUTERS financial telecommunication terminal page “LIBO=” on withdrawal date or two business days before the pricing benchmark adjustment date (11:00 am London time). HIBOR shall be the interbank offered rate of Hongkong Dollar as shown on the REUTERS financial telecommunication terminate page “HIBO=” on withdrawal date or two business days before the pricing benchmark adjustment date (11:15 Hongkong time).

1.2The interest rate is determined by the benchmark interest rate plus the floating range. The overdue interest rate shall be determined by the same manner.

1.3If the interest is settled monthly, the settlement date shall be 20th of each month; if the interest is settled quarterly, the settlement date shall be 20th of the third month,; if the interest is settled semi-annually, and the settlement date shall be June 20th and December 20th.

1.4The first interest period is from the withdraw date to the first settlement date; the last interest period is from the second date of previous settlement to the repayment date. The rest interest periods are from the second date of previous settlement to the next settlement date.

1.5Loan interest = loan principal ×daily interest rate ×actual days of use.

If equal principal and interest repayment method is adopted, the calculation formula of principal and interest shall be as follows:

Total principal and interest of each period = (financing principal × period interest rate × period repayment period)/ ((period interest rate) repayment period -1)

1.6The new interest rate shall be adopted in case the People's Bank of China decides to adjust the determination method for the interest rate, and the lender is not obligated to notify the borrower.

1.7If the interest rate on the signing date of this agreement is lower than the LPR published by the National Interbank Lending Center, the lender has the right to reevaluate annually and cancel part or all of the interest preference based the evaluation of policy change, the borrower’s credit status, etc. and notify the borrower in a timely manner.

Article 2 Issuance and Transfer

2.1The withdrawal of the loan must meet the following preconditions; otherwise the lender is not obligated to make any transfer to the borrower, except that the lender agrees to make the transfer in advance:

(1)	Other than the credit loan, the borrower has provided corresponding guarantees as required by the lender and has completed relevant guarantees procedures;
(2)

At the time of withdrawal, the borrower’s statements and guarantees under this agreement are still true, accurate, and complete, and no breach of this agreement or any other agreements signed by the borrower or the lender has happened;

(3)	The proof of loan use provided is consistent with the agreed use;
(4)	Submit other information required by the lender.

2.2If the borrower invests the loan under this agreement in fixed assets, in addition to satisfying the requirements under 2.1, the borrower must also satisfy the following requirements:

(1)	The invested project has obtained the examination, approval or filing from the relevant governmental agencies;

(2)	The invested projected has obtained the capital base or other supporting funds in a timely manner and in full amount;
(3)	The borrower is able to cover the excess expense that has or has not been incurred;
(4)	The borrower has completed the project schedule as planned, where actual progress of the project matches the corresponding invested amount.

2.3If the borrower withdraws the loan through the designated business outlet of the lender, it must submit a withdrawal notice to the lender at least five working days in advance. Once the withdrawal notice is submitted, it cannot be revoked without the written consent of the lender. The lender shall stamp on the loan receipt with lender’s official seal or special financial seal by following the instructions on the withdrawal notice regarding the seal of holdback escrow signature. The lender hereby confirms that the loan receipt shall be valid if the holdback escrow signature contains both official and special financial seal or if a single or more seals are stamped on the loan receipt.

2.4After the borrower satisfies the prerequisites for withdrawal or advances the loan with the consent of the lender, the lender will transfer the loan to the borrower ’s withdrawal account agreed in this contract, which means that the lender has issued the loan to the borrower in accordance with the contract.

2.5According to the relevant regulatory regulations and lender management requirements,

loans exceeding a certain amount or meeting other conditions should use the lender's entrustment payment method, and the lender will pay the loan to the person in accordance with the contract according to the borrower's withdrawal application and payment entrustment. For this purpose, the lender and the borrower shall sign an entrustment payment agreement as a supporting document for this agreement. The borrower shall open or designate an account with the lender for entrustment matters.

Article 3 Repayment

3.1The borrower is obligated to repay the principal, interest and other balances due for each period in a timely manner according to this agreement. On the repayment day and the prior of business day of the interest expiry date, the borrower shall transfer the interest, principal and other balances due to the lender’s account. The lender has the right to take voluntary receipt of the transfer on the same days. If the funds sent to the lender’s account are insufficient for full repayment of the borrower’s balances due, the lender has the right to determine the discharge order.

3.2The borrower may choose to repay part or all of the loan 10 business days in advance by submitting a written consent to the lender.

3.3Once obtained the consent of the lender for advance repayment, the borrower shall make the full repayment before or on the advance date, in accordance with the principal, interest and other clauses of this agreement.

3.4The lender has the right to recall the loan based on the borrower’s return of funds.

3.5If the borrower repays in advance or the lender withdraws the loan in advance in accordance with this contract and the actual borrowing period is shortened, the corresponding interest rate level will not be adjusted and the original borrowing interest rate will still be implemented.

Article 4 Guarantee

4.1In addition to credit loans, the borrower shall provide legal and effective guarantees recognized by the lender for the performance of its obligations under this contract. The guarantee agreement shall be separately signed.

4.2If the collateral under this contract is damaged, depreciates, involves in property rights disputes, being seized, or the pledger disposes of the collateral without authorization, or the guarantor experiences adverse change in his/her financial situation, or other changes adverse to the lender's claims occur, the borrower shall notify the lender in time and provide other guarantees approved by the lender.

4.3The lender shall have the right to re-evaluate the value of the security property and the guarantee ability of the guarantor periodically or irregularly. If it is deemed that the value of the security property is reduced or the guarantee ability of the guarantor is reduced, the borrower shall provide additional value reduction or guarantee ability. The reduced portion of the equivalent guarantee may also be provided in addition to other guarantees approved by the lender.

4.4If the loan under this contract provides pledged security with accounts receivable, during the validity period of this contract, if one of the following situations occurs, the lender has the right to declare the loan to expire early and require the borrower to repay part or all of the loan principal and interest immediately Legal, valid and full guarantees approved by the lender:

(1)	The bad debt rate of accounts receivable from the pledger of the accounts receivable to the payer has been rising for 2 consecutive months;

(2)	The accounts receivable due from the pledgor of the accounts receivable to the payer accounted for more than 5% of the balance of accounts receivable to the payer; or

(3)

The pledgee of the account receivable has trade disputes (including but not limited to quality, technology and service disputes) or debt disputes with the payer or other third parties, which may cause the receivables to fail to be paid on time.

Article 5 Account Managements

5.1If the loan proceeds are used for the borrower’s operational activities and working capital requirement, the borrower shall designate an account with the lender for return on the funds, for the purpose of receiving the corresponding sales income or schedule repayment. If the corresponding sales income is not paid in cash, the borrower shall ensure that the cash is sent to the designated account in a timely manner once it is received.

5.2The lender has the right to monitor and manage the designated account for return on the funds, including but not limited to the sales income and expense, with which the borrower shall cooperate. Upon the lender’s request, the borrower and the lender shall sign special account management agreement.

Article 6 Representations and Warranties

The borrower makes the following representations and warranties to the lender, which shall remain valid throughout the term of this contract:

6.1It is qualified as the subject of the borrower and has the qualification and ability to sign and perform this contract.

6.2The signing of this contract has obtained all necessary authorization or approval, and the signing and performance of this contract does not violate the company's articles of association and relevant laws and regulations, and has no conflict with other obligations under this contract.

6.3Other debts payable have been paid on schedule and there is no malicious default on the principal and interest of bank loans.

6.4No major violations of rules and regulations have taken place in the production and operation process in the recent years, and the current senior managers have no major bad records.

6.5All documents and materials provided to the lender are true, accurate, complete and valid, and there are no false records, material omissions or misleading statements.

6.6The borrower does not conceal from the lender information about any litigation, arbitration or claims incidents involved.

6.7Investment in fixed assets and irrelevant projects and loan clauses all comply with the law and regulations.

Article 7 Borrower’s Commitment

7.1The borrower shall withdrawal and use the loan proceeds in accordance with the duration and the use specified by this agreement. No loan proceeds shall enter the capital market, futures market and other uses which the relevant law and regulations prohibit or limit.

7.2The borrower shall repay the principal, interest and other dues in accordance with this agreement.

7.3The borrower shall cooperate with the lender on the supervision and inspection of the use of the funds borrowed under this agreement and of the business condition of the and that it will promptly provide all financial statements and related materials needed by the lender, which the borrower warrants to be true, complete and accurate.

7.4The borrower shall accept the credit check from the lender, provide the lender authentic, accurate and complete financial documents and other documents that show the borrower’s solvency, including all the borrower’s opening bank, bank accounts, checking balances. The borrower shall provide active cooperation and assistance with the lender’s investigation and supervision of the borrower’s production, management, and financial activities.

7.5If there is any outstanding principal and interest of borrowings and other payables that are due (including being immediately due) under this contract, dividends and bonuses will not be distributed in any form.

7.6The merger, division, capital reduction, equity change, equity pledge, major asset and debt transfer, major foreign investment, substantial increase in debt financing, and other actions that may adversely affect the lender's equity should be carried out with prior written consent from the lender or arrangements that meet the lender's management requirements for the realization of the lender's claims.

7.7The borrower shall issue written notices to Lender upon occurrence or possible occurrence of the following events in time:

(1)Borrower amends it articles of association, replaces its legal representative, reduces its registered capital or makes material changes in its finances or personnel;

(2)Suspension of business, dissolution, liquidation, suspension of business operations for rectification, revocation of business license, revocation or application for bankruptcy;

(3)Borrower involves or may involve major economic disputes, litigation, arbitration, or its assets are seized, or enforced, or judicial, taxation, industry and commerce, and other competent authorities have filed investigations or taken punishment;

(4)Borrower is a party to a material legal suit or its main assets have been put under property preservation or other orders;

(5)Mergers, divisions, capital reductions, equity changes, equity pledges, withdrawals, major asset and debt transfers, major foreign investments, substantial increase in debt financing, and other events that may adversely affect the lender's equity.

7.8The borrower shall timely, comprehensively and accurately disclose related party relationships and related party transactions to lenders.

7.9The borrower shall sign all kinds of notices sent by lenders or delivered in other ways in time.

7.10The borrower shall not dispose of its own assets in a way that reduces its solvency; providing guarantees to third parties does not damage the rights and interests of the lender.

7.11If the borrower defaults, the borrower shall bear the costs incurred by the lender in order to realize the claims under this contract, including but not limited to, attorney’s fees, auction fees, notary fees, and the cost of applying for the issuance of an executive certificate, etc.

7.12The order in which the borrower's debts are settled under this contract takes precedence over the borrower's debts to its shareholders, legal representatives or principals, partners, major investors or key management personnel, and the debts of the same type with the borrower's other creditors are at least equal status.

7.15The borrower shall strengthen environmental and social risk management, and accept the supervision and inspection of lenders in this regard. Submit environmental and social risk reports to the lender if required by the lender.

Article 8 Lender’s Commitment

8.1The lender shall release the full loan on schedule under this agreement;

8.2The lender shall protect the privacy of the unpublic information of the borrower’s financial and production activities, except as otherwise specified by the law and regulation and other clauses under this agreement.

Article 9 Breach of Contract

9.1.Any of the following events shall be considered a breach under this Article:

(1)

The borrower fails to repay the loan principal and interest and other payables under this contract as agreed, or fails to perform any other obligations under this contract, or violates the statements, guarantees or commitments under this contract;

(2)	The guarantee under this contract has changed to the detriment of the lender’s claims, and the borrower has not provided other guarantees that meet the lender ’s management ;
(3)	Borrower or guarantor is involved in illegal activities;
(4)

According to the stipulations in the loan terms, in case of the guarantor (guaranty) changed, which leads to the obligations performed by the guarantor ahead of schedule or the disposal of guaranty by the money lender in advance; or any actions the borrower may take which influence returning the principal and interests to the money lender;

(5)

The borrower's financial indicators such as profitability, solvency, operating capacity and cash flow exceed the agreed standards, or the deterioration has or may affect the performance of its obligations under this contract;

(6)

The borrower's equity structure, production and operation, foreign investment, etc. have undergone significant adverse changes that have or may affect the performance of its obligations under this contract;

(7)

The borrower is involved or may be involved in major economic disputes, litigation, arbitration, or the assets are seized, seized, or enforced, or the judicial or administrative organs file the case for investigation and punishment, or take punitive measures according to law, or have been violated due to violation of relevant national regulations or policies, media exposure that has or may affect the performance of its obligations under this contract; Abnormal changes, disappearances of the main investor of the borrower, key management personnel, disappearance, or legal investigation by the judicial authority restrictions on personal freedom that have or may affect the performance of their obligations under this contract;

(8)

Borrowers use false contracts with related parties, use transactions without actual transaction background to borrow lender funds or credits, or intentionally evade the lender's claims through related party transactions;

(9)	The borrower has or may be closed, disbanded, liquidated, suspended for business rectification, revoked business license, revoked, or filed (applied for);
(10)

The borrower has caused liability accidents, major environmental and social risk events due to violations of laws and regulations, regulatory provisions or industry standards related to food safety, safe production, environmental protection and other environmental and social risk management, which have or may affect his performance of obligations;

(11)	The legal representative, responsible person, partner and major investors or key management personnel of the lender gets involved in gang-related, drug, gambling and smuggling or other kinds of crime;
(12)	The borrower defaults on taxes, fees or frequently fails to pay wages to employees in a timely manner;
(13)	The legal representative, responsible person, partner and major investors or key management personnel of the lender defaults on personal loan or breaches credit card contract.
(14)	There exist other circumstances that may cause the lender ’s realization of its claims under this contract to be adversely affected.

9.2.In the event of borrower’s breach, the lender has the right to take the following steps:

(1)	Request the borrower to rectify the breach of contract within a time limit ；

(2)	Stop providing loan funds that Borrower has not yet used;

(3)	Unilaterally declare all principal already lent under the Loan Contract to be due ahead of the contract due date and require Borrower immediately to return the principal and pay all interest due; and

(4)	Take other remedies as provided by applicable laws and regulations.

(5)

If the borrower fails to repay the loan as contracted or the borrower fails to use the loan for the purposes specified in this contract, the lender shall have the right to charge the penalty interest at the overdue penalty interest rate stipulated in this contract from the date of the expiration of the loan.

9.3If the borrower is due (including the immediate expiration of the loan) and the borrower fails to repay as agreed, the lender shall have the right to collect the penalty interest at the overdue penalty interest rate agreed in this contract from the date of overdue. For the interest (including penalty interest) that the borrower fails to pay on time, compound interest will be charged at the overdue penalty interest rate. Penalty / compound interest settlement rules apply to the interest settlement rules stipulated in this contract.

9.4If the borrower fails to use the loan for the purposes stipulated in this contract, the lender has the right to collect the penalty interest on the embezzled portion of the embezzled loan penalty interest rate from the date the loan is embezzled. If the loan is not paid on time during the embezzlement For interest (including penalty interest), compound interest shall be collected at the penalty interest rate of embezzled loans. Penalty / compound interest settlement rules apply to the interest settlement rules stipulated in this contract.

9.5If the borrower occurs at the same time as described in Articles 9.3 and 9.4 above, the penalty interest rate shall be determined by whichever is heavier and cannot be imposed concurrently.

9.6If the borrower fails to repay the loan principal, interest (including penalty interest and compound interest) or other payables on time, the lender has the right to make announcements through the media.

9.7The control or controlled relationship between the borrower ’s related party and the borrower has changed, or the borrower ’s related party has experienced other circumstances in addition to item (1) (2) in Article 9.1 above, which has or may If it affects the performance of the borrower ’s obligations under this contract, the lender shall have the right to take the measures agreed upon in this contract.

Article 10 Deduction

10.1If the borrower fails to repay the debts on time (including the debts which is declared to be immediately due) as agreed in the contract, the borrower agrees that the lender withholds the corresponding amount from all the local and foreign currency accounts opened by the borrower in Industrial and Commercial Bank for repayment until the loan is made. The date when all debts of the payee under this contract have been discharged.

10.2If the withholding amount is inconsistent with the currency hereof, it shall be converted according to the exchange rate applicable to the lender on the withholding date. The interest and other expenses incurred during the period of the debt and the difference caused by the fluctuation of exchange rate during the period shall be paid by the borrower.

10.3If the withholding amount from the borrower is not enough to pay off all of its debts, the money lender shall have the right to determine the priority of claims.

Article 11 Transfer of Rights and Duties

11.1The lender may transfer his rights and interests under the contract to other people even if with no approval from borrower or guarantor, while the borrower and guarantor shall continue to finish their responsibilities or obligations stipulated in the contract; the borrower or guarantor shall not transfer his responsibilities or obligations stipulated in the contract to a third party if with no written approval from the money lender.

11.2The lender or Industrial and Commercial Bank of China (“ICBC”) may authorize or entrust its other branches to exercise the rights and responsibility under this agreement, or transfer the relevant rights to other branches for takeover and management, pursuant to management needs. The lender approves this practice and the borrower does not need to obtain the lender’s approval for the practice above. ICBC or its branch that takes over the lender’s rights and responsibilities has the right to exercise all the rights of the lender under this agreement and the right to initiate legal proceedings, arbitration or forced execution.

Article 12 Take Effect, Change, Cancel and Terminate

12.1This contract shall come into force when the following conditions are met and shall be valid until the date when the borrower's obligations here under have been fully fulfilled.

12.2Any modification to this Agreement shall be negotiated and agreed upon by both parties, and be made in writing. Modifications to this Agreement shall constitute part of the Agreement and have the same legal effect. Prior to the effective date of a modification, the original clause remains legally effective.

12.3There shall be no influences on the rights that each party has for its losses compensated after any changes or termination of the contract happened. The termination of the contract shall not affect the effectiveness of the clauses in the contract stipulated for settling disputes.

Article 13 Application of law and dispute resolution Article

The conclusion, validity, interpretation, performance and dispute settlement of this agreement shall be governed by the laws of the People's Republic of China. All disputes and disputes arising out of or in connection with this agreement shall be settled by the parties through negotiation. If no agreement can be reached through negotiation, the dispute shall be litigated in the People’s Court where the lender is located with proper jurisdiction.

Article 14 The address of service of litigation/arbitration documents shall be sent

14.1The borrower acknowledges that the address set forth on the first page of this contract shall be the service address of the litigation/arbitration documents involved in the disputes hereunder. Litigation/arbitration documents include but are not limited to summons, notice of hearing, judgment, order, conciliation statement and a notice of performance, etc.

14.2The borrower agrees that arbitration/litigation documents may be served by the arbitration institution or the court by fax or E-mail as set forth in the first page of this contract, except the written judgment, order or conciliation statement.

14.3The above provisions on service shall apply to all stages of first instance, second instance, retrial and execution of arbitration and litigation proceedings. For the above address of service, service may be made by the arbitration institution or the court directly by mail.

14.4The borrower shall ensure the authenticity and validity of the address, contact person, fax, E-mail and other information recorded in this contract. If the relevant information is changed, the borrower shall promptly notify the lender in writing; otherwise, the borrower shall bear any legal consequences due to they fail to provide the valid address.

Article 15 Complete Agreement

This Loan Agreement is comprised of Part One: Basic Clauses and Part Two: Specific Clauses. Any phrase in both parts of Loan Agreement shall have the same meanings. Both parts apply to the loan made pursuant to this Loan Agreement.

Article 16 Notice

16.1All notices shall be sent in writing (including electronic form). Unless otherwise agreed, the address in the contract shall be the contact address. Any change in the contact mode of either party shall be notified to the other party in writing in time.

16.2In the event that any party to Loan Agreement rejects to receive notices, or any notice cannot be delivered due to other circumstances, notice shall be deemed to be given if the sender obtains notary certificate.

Article 17 Special provisions of value-added tax

17.1The interest and fees paid by the borrower to the lender under this contract (as specified in the contract) are tax-inclusive.

17.2If the borrower requires the lender to issue a VAT invoice, it shall first register the information at the lender, including the borrower's full name, taxpayer identification number or social credit code, address, telephone number, bank of deposit and account number. The borrower shall ensure that the relevant information provided to the lender is true, accurate and complete, and provide relevant proof materials as required by the lender. The specific requirements shall be published by the lender through the network notice or website announcement.

17.3If the borrower collects the VAT invoice by itself, it shall provide the lender with the power of attorney with the stamp, designate the recipient and specify the recipient's ID card number and other information. The designated recipient shall collect the VAT invoice with the original ID card. If the person is changed, the borrower shall re-issue the power of attorney with seal to the lender. If the borrower chooses to receive the VAT invoice by mail, it shall also provide accurate and deliverable postal information; if the mailing information has been changed, it shall promptly notify the lender in writing.

17.4If the lender fails to issue the VAT invoice in time due to force majeure such as natural disasters, governmental ACTS, social abnormal events or tax authorities, the lender shall have the right to delay the invoice issuance without any liability.

17.5If the invoice is lost, damaged or overdue after the VAT invoice is received by the borrower or after the lender has handed it over to a third party, the borrower cannot receive the corresponding VAT invoice or the deduction cannot be credited The person is not responsible for compensation for the borrower ’s related economic losses.

17.6If the VAT invoice is received by the borrower or delivered by the lender to a third party by mailing, and the invoice is lost, damaged or overdue due to other non-lender reasons, which causes the borrower to fail to receive the corresponding VAT invoice or fail to offset the overdue VAT invoice, the lender shall not be responsible for compensating the borrower for the relevant economic losses.

17.7During the performance of this contract, in case of national tax rate adjustment, the lender shall have the right to adjust the agreed price according to the change of national tax rate.

Article 18. Other Clauses

18.1The non-exercise, partial exercise, or delay in the exercise of any rights that the borrower has under this Agreement shall not constitute the abandonment or alteration of such rights, nor shall it impact the borrower’s future exercise of such rights or any other rights it has under this Agreement.

18.2The invalidity of any clause in the contract shall not affect the validity of other clauses, no shall it affect the validity of the whole contract.

18.3In compliance with applicable laws and regulations, the money lender shall have the right to provide information related to this Agreement and related to the borrower to Credit Information System established by People’s Bank of China.

18.4In this Agreement and any modifications thereof, “Primary Management Personnel” shall be interpreted pursuant to the definition in Corporation Accounting Standards No.36.

18.5The environmental and social risks mentioned in this contract refer to the harm and related risks that the borrower and its important related parties may bring to the environment and society during construction, production and business activities, including energy consumption, pollution, land, health and safety, resettlement, ecological protection, climate change and other environmental and social issues.

18.6Any certificate or records kept by the creditor in its regular course of business shall have binding evidentiary effects on the borrower regarding its lender-borrower relationship with the money lender.

18.7In this Agreement: (1) “Agreement” shall include any modifications or supplement made to the original Loan Agreement; (2)  titles of the Articles shall be used for reference only and shall not be interpreted to explain or limit any contents of this Agreement.

Both parties confirm that: the lender and the borrower have undertaken sufficient negotiation over all of the clauses under this agreement. The lender has called the borrower’s special attention to clauses about both parties’ rights and responsibilities by understanding the clauses in an accurate and comprehensive manner, and has explained and illustrated the clauses in response to the borrower’s request. The borrower has carefully read and understood all the clauses of this agreement (including the Part One: Basic Clauses and Part Two: Specific Clauses). Both parties have consistent understanding of the clauses under this agreement and have no objection.

This Loan Agreement has two originals, which are identical to each other, with each of the parties holding one copy. There are several duplicates for future reference.

Lender: /s/ Industrial and Commercial Bank of China Limited - Tahe Branch

Borrower: /s/ Greater Khingan Range Forasen Energy Technology Co., Ltd. Tahe Power Plant

I, as the legal representative / authorized representative of the borrower, hereby confirm that the borrower borrows from the lender in accordance with this agreement and the seal stamped on this agreement is authentic and valid, and have completed executing all of the procedures required by the borrowing.

Legal Representative: /s/ Fenghong Qu

Date: June 18, 2021